EXHIBIT 16.1

June 6, 2005

U. S. Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, NW

Washington, DC 20549

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Royal BodyCare, Inc. dated June 6, 2005, and agree with the statements concerning our Firm contained in the first, second, third, and fourth paragraphs therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Very truly yours,

Grant Thornton LLP